FOR IMMEDIATE RELEASE

Contact:
Steven M. Samowich, President, (703) 934-5205
Email: samo@infodata.com

Curtis D. Carlson, Corporate Secretary (703) 934-5205
Email: carlson@infodata.com

          INFODATA SYSTEMS INC. TO BE ACQUIRED BY SCIENCE APPLICATIONS
                            INTERNATIONAL CORPORATION

       Fairfax, VA, January 11, 2002 - Infodata Systems Inc. (OTCBB:INFD), announced today that it has entered into a definitive agreement to be acquired by Science Applications International Corporation (SAIC). The agreement provides for the merger of a wholly-owned subsidiary of SAIC with and into Infodata, as a result of which Infodata will be a wholly-owned subsidiary of SAIC. Consummation of the merger, which is expected in the first quarter of 2002, is conditioned upon approval of the transaction by shareholders of Infodata and other customary closing conditions. Infodata plans to mail a proxy statement to its shareholders to solicit proxies in connection with a special meeting of Infodata shareholders at which the proposed merger agreement will be voted on.

       Under the terms of the merger agreement, SAIC will pay $1.00 per share in cash for each outstanding share of Infodata common stock. The purchase price represents a premium of approximately 41 percent to Infodata shareholders, when compared to the $0.71 closing sale price of the common stock as quoted in the over-the-counter Bulletin Board on January 10, 2002. Infodata was advised in the transaction by, and received a fairness opinion from, Investec PMG Capital.

       SAIC is the nation's largest employee-owned research and engineering company, providing information technology, systems integration and eBusiness products and services to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in telecommunications, national security, health care, transportation, energy, the environment and financial services. With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.

       Infodata designs, develops and delivers solutions that enable enterprises to share, maintain and retrieve electronic documents, and provides consulting and systems integration services and products in the area of knowledge management to corporate and government organizations.

       Infodata shareholders are urged to carefully read the proxy statement after it has been mailed to them as it contains important information. Infodata shareholders also will be able to obtain a copy of the proxy statement at no cost at the Securities and Exchange Commission's website (www.sec.gov) after the proxy statement has been filed with the Commission at the time of such mailing.